Exhibit 4.32

EXECUTION VERSION

ACCOUNT CHARGE

DATED 30 AUGUST 2016

BETWEEN

EHI CAR SERVICES LIMITED

as Chargor

- and -

DB TRUSTEES (HONG KONG) LIMITED

as Security Agent

THIS DEED is dated 30 August 2016 and made

BETWEEN:

(1)	EHI CAR SERVICES LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration number 192584 and its registered office at c/o Offshore Incorporations (Cayman) Limited, P.O. Box 2804, 4th floor Willow House, Cricket Square, George Town, Grand Cayman, KY1-1112, Cayman Islands as chargor (the Chargor); and

(2)	DB TRUSTEES (HONG KONG) LIMITED (the Security Agent) as security agent and trustee for the Finance Parties (as defined in the Facility Agreement defined below).

BACKGROUND:

(A)	The Chargor enters into this Deed in connection with the Facility Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a Party (as defined below) may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Account Bank has the meaning given to such term in the Facility Agreement.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means, in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms , the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Facility Agreement means the up to US$150,000,000 facility agreement dated on or about the date of this Deed between (among others) the Chargor and the Security Agent.

Party means a party to this Deed.

Property Ordinance means the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong).

Receiver means a receiver and manager or (if the Security Agent so specifies in the relevant appointment) a receiver, in each case, appointed under this Deed.

Relevant Jurisdiction means, in relation to the Chargor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to any Security Interest created or expressed to be created by it under this Deed is situated;

(c)	the jurisdiction whose laws govern the perfection of any Security Interest created or expressed to be created by it under this Deed; and

(d)	any jurisdiction where it conducts its business.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Finance Party under each Finance Document.

Security Account means the US Dollar account with account number 0031294-050 held and maintained by the Chargor with the Account Bank and such account shall include:

(a)	if there is a change of Account Bank, any account into which all or part of a credit balance from the Security Account is transferred; and

(b)	any account which is a successor to the Security Account on any re-numbering or re- designation of accounts and any account into which all or part of a credit balance from the Security Account is transferred for investment or administrative purposes.

Security Assets means all assets of the Chargor the subject of any security created by this Deed.

Security Period means the period beginning on the date of this Deed and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

Write-down and Conversion Powers means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

1.2	Construction

(a)	Capitalised terms defined in the Facility Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Deed as though they were set out in full in this Deed, except that references to the Facility Agreement will be construed as references to this Deed.

(c)	(i)	A Finance Document or any other agreement or instrument includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(ii)	the term this Security means any security created by this Deed; and

(iii)	assets includes present and future properties, revenues and rights of every description.

(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(e)	In the context of the rights, powers, privileges, discretions and immunities conferred on the Security Agent or a Receiver, references to charge or mortgage in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to this Security and references to mortgaged land in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Security Assets.

(f)	If the Security Agent considers that an amount paid to a Finance Party under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or provisional supervision of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(g)	Unless the context otherwise requires, a reference to a Security Asset includes:

(i)	any part of that Security Asset; and

(ii)	the proceeds of sale of that Security Asset.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any person who is not a party to this Deed is not required to rescind or vary this Deed at any time.

2.	CREATION OF SECURITY

2.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Security Agent;

(ii)	is created over present and future assets of the Chargor;

(iii)	is created by the Chargor as the beneficial owner of its assets; and

(iv)	is continuing security for the payment, discharge and performance of all the Secured Liabilities.

(b)	If the rights of the Chargor under a document or in respect of any other asset cannot be secured without the consent of a party to that document or any relevant third party in respect of such other asset:

(i)	the Chargor must notify the Security Agent promptly;

(ii)	this Security will secure all amounts which the Chargor may receive, or has received, under that document or in respect of that other asset, but will exclude the document or that other asset itself;

(iii)	unless the Security Agent otherwise requires, the Chargor must use reasonable endeavours to obtain the consent of the relevant party to that document or, as the case may be, the relevant third party in respect of that other asset, being secured under this Deed as soon as practicable; and

(iv)	the Chargor must promptly supply to the Security Agent a copy of the consent, if any, obtained by it.

(c)	The Security Agent holds the benefit of this Deed on trust for the Finance Parties.

(d)	The fact that no or incomplete details of any Security Asset are included in this Deed does not affect the validity or enforceability of this Security.

2.2	Security

The Chargor charges in favour of the Security Agent by way of a first fixed charge all of its rights in respect of any amount standing to the credit of the Security Account and the debt represented by it.

2.3	Floating charge

(a)	The Chargor charges in favour of the Security Agent by way of a first floating charge all its rights in respect of any amount standing to the credit of the Security Account and the debt represented by it not at any time otherwise effectively charged by way of fixed charge under this Clause.

(b)	The Security Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor's assets specified in that notice, if:

(i)	an Event of Default is continuing;

(ii)	the Security Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Security Agent, is likely to result in the Chargor failing to comply with its obligations under Clause 4 (Restrictions on dealings), and upon issue of such notice by the Security Agent to the Chargor in respect of any asset of the Chargor, the floating charge over that asset shall immediately crystallise and become a fixed charge.

(c)	The floating charge created under this Deed will (in addition to the circumstances in which such a conversion will occur under general law) automatically convert into a fixed charge over all the Security Assets on the convening of any meeting of the members of the Chargor to consider a resolution to wind up the Chargor (or not to wind up the Chargor).

(d)	The giving by the Security Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Security Agent's rights to give any other notice in respect of any other asset or of any other right of any other Finance Party under this Deed or any other Finance Document.

3.	REPRESENTATIONS

3.1	Representations

The Chargor makes the representations and warranties set out in this Clause to each Finance Party.

3.2	Status

It is a limited liability company, duly incorporated, validly existing and in good standing under the law of the Cayman Islands.

3.3	Binding obligations

(a)	The obligations expressed to be assumed by it in this Deed are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered under the Facility Agreement, legal, valid, binding and enforceable obligations.

(b)	This Deed is in the proper form for its enforcement in the jurisdiction of its incorporation.

3.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

3.5	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, this Deed and the transactions contemplated by this Deed.

3.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Deed; and

(ii)	to make this Deed admissible in evidence in its Relevant Jurisdiction, have been obtained or effected and are in full force and effect.

3.7	Governing law and enforcement

(a)	Any:

(i)	irrevocable submission under this Deed to the jurisdiction of the courts of Hong Kong;

(ii)	agreement that this Deed is governed by Hong Kong law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

is legal, valid and binding under the laws of its Relevant Jurisdiction.

(b)	Any judgment obtained in Hong Kong in relation to this Deed will be recognised and be enforceable by the courts of its Relevant Jurisdiction.

3.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that this Deed be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to it or the transactions contemplated by it except any Cayman Islands stamp tax arising from this Deed being executed in, or the original of which being brought into or produced before a court of, the Cayman Islands.

3.9	Immunity

(a)	The entry into by it of this Deed constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Deed.

3.10	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under this Deed; or

(ii)	by reason of the entry into of this Deed or the performance by it of its obligations under this Deed,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in that jurisdiction by reason only of the entry into, performance and/or enforcement of this Deed.

3.11	Nature of security

This Deed creates those Security Interests it purports to create and is not liable to be amended, avoided or otherwise set aside on its liquidation or provisional supervision or otherwise.

3.12	Ranking of security

This Security has first ranking priority and it is not subject to any prior ranking or pari passu ranking Security Interest.

3.13	Security Account

(a)	It is the sole legal and beneficial owner of the credit balances from time to time in the Security Account which it maintains.

(b)	The credit balances referred to in paragraph (a) above are free of any Security Interests (except for those created by or under this Deed or as permitted under any Finance Document) and any other rights or interests in favour of third parties.

3.14	Times for making representations

(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty under this Deed is deemed to be made by the Chargor by reference to the facts and circumstances then existing on each date the Repeating Representations are made or deemed to be made under the Facility Agreement.

4.	RESTRICTIONS ON DEALINGS

The Chargor must not:

(a)	create or permit to subsist any Security Interest on any Security Asset; or

(b)	sell, transfer, license, lease or otherwise dispose of any Security Asset,

except as expressly allowed under the Facility Agreement.

5.	CREDIT BALANCES

5.1	Accounts

The Security Account must be maintained at the Account Bank.

5.2	Change of Account Bank

(a)	The Account Bank may be changed in accordance with clause 21.4 (Change of Account Bank) of the Facility Agreement.

(b)	A change of Account Bank shall only become effective when the Chargor and the new Account Bank have delivered a notice and acknowledgement substantially in the form set out in Schedule 1 (Forms of letter for Account Bank) or in such other form approved by the Security Agent.

(c)	If there is a change of Account Bank, the amount (if any) standing to the credit of the Security Account maintained with the old Account Bank will be transferred to the corresponding Security Account maintained with the new Account Bank immediately upon the appointment taking effect. The Chargor gives all Authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor must take any action which the Security Agent may require to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms).

5.3	Interest

Amounts standing to the credit of each Security Account will bear interest at a rate applied by the Account Bank to accounts of a similar nature.

5.4	Withdrawals

(a)	Without prejudice to Clause 5.2 above, except with the prior consent of the Security Agent or as otherwise permitted under the Facility Agreement, the Chargor must not withdraw any moneys (including interest) standing to the credit of the Security Account.

(b)	The Security Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security) withdraw amounts standing to the credit of the Security Account to meet an amount due and payable under the Finance Documents when it is due and payable.

5.5	Filing

The Chargor must, where applicable, make timely filing and registration of this Deed in order to preserve and perfect this Security.

5.6	Particulars of Charge

The Chargor must promptly after execution of this Deed, instruct its registered office provider to enter particulars as required by the Companies Law (as amended) of the Cayman Islands of the Security Interests created pursuant to this Deed in the register of mortgages and charges of the Chargor and within three Business Days after the execution of this Deed, provide the Security Agent with a certified true copy of the updated register of mortgages and charges.

6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Event of Default

This Security will become immediately enforceable if an Event of Default is continuing.

6.2	Discretion

After this Security has become enforceable, the Security Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Majority Lenders direct.

6.3	Power of sale

(a)	After this Security has become enforceable, the Security Agent may, without prior notice to the Chargor or prior Authorisation from any court or any other person, sell or otherwise dispose of all or any part of the Security Assets at the times, in the manner and on the terms it thinks fit.

(b)	The power of sale and other powers conferred (or deemed by this Deed to be conferred) by the Property Ordinance, as amended by this Deed, will be immediately exercisable at any time after this Security has become enforceable.

7.	ENFORCEMENT OF SECURITY

7.1	General

Paragraph 11 of the Fourth Schedule (Powers of Mortgagee & Receiver) to the Property Ordinance (and any similar provision under other laws) does not apply to this Security.

7.2	No liability as mortgagee in possession

Neither the Security Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

7.3	Privileges

Each Receiver and the Security Agent is entitled to all the rights, powers, privileges and immunities of mortgagees and receivers referred to in the Property Ordinance as if it were such a mortgagee or receiver (and so that the statutory power of sale shall be exercisable without regard to paragraph 11 of the Fourth Schedule (Powers of Mortgagee & Receiver) to the Property Ordinance).

7.4	Protection of third parties

No person (including a purchaser) dealing with the Security Agent or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Liabilities have become payable;

(b)	whether any power which the Security Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Finance Documents; or

(d)	how any money paid to the Security Agent or to that Receiver is to be applied.

7.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable, the Security Agent may:

(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)	The Chargor must pay to the Security Agent, immediately on demand, the costs and expenses incurred by the Security Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

7.6	Contingencies

If this Security is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, the Security Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

8.	RECEIVER

8.1	Appointment of Receiver

(a)	The Security Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:

(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Security Agent in writing at any time.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

8.2	Removal

The Security Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

8.3	Remuneration

The Security Agent may fix the remuneration of any Receiver appointed by it. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of any Receiver.

8.4	Agent of the Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Property Ordinance. The Chargor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Finance Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

8.5	Relationship with Security Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Security Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.	POWERS OF RECEIVER

9.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred (or deemed by this Deed to be conferred) on it by any law. This includes all the rights, powers and discretions conferred on a receiver under the Property Ordinance.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset and, without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof.

9.3	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

9.4	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

9.5	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

9.6	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

9.7	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

9.8	Delegation

A Receiver may delegate his powers in accordance with this Deed.

9.9	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.

10.	APPLICATION OF PROCEEDS

Any moneys received by the Security Agent or any Receiver after this Security has become enforceable must be applied in the following order of priority:

(a)	first, in or towards payment of or provision for all costs and expenses incurred by the Security Agent or any Receiver under or in connection with this Deed and of all remuneration due to any Receiver under or in connection with this Deed;

(b)	secondly, in or towards payment of or provision for the Secured Liabilities in accordance with clause 30.5 (Partial payment) of the Facility Agreement; and

(c)	thirdly, in payment of the surplus (if any) to the Chargor or other person entitled to it.

This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Chargor.

11.	EXPENSES AND INDEMNITY

The Chargor must:

(a)	immediately on demand pay all costs and expenses (including legal fees) incurred in connection with this Deed by any Finance Party, Receiver, attorney, manager, agent or other person appointed by the Security Agent under this Deed including any arising from any actual or alleged breach by any person of any law or regulation, whether relating to the environment or otherwise; and

(b)	keep each of them indemnified against any failure or delay in paying those costs or expenses.

12.	DELEGATION

12.1	Power of Attorney

The Security Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

12.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Security Agent or any Receiver may think fit.

12.3	Liability

Neither the Security Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

13.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the Security Agent or a Receiver may require for:

(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed; or

(b)	facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by the Security Agent or any Receiver or any of its delegates or sub- delegates in respect of any Security Asset.

This includes:

(i)	the execution of any transfer, conveyance, charge, mortgage, assignment or assurance of any property, whether to the Security Agent or to its nominee; and

(ii)	the giving of any notice, order or direction and the making of any filing, registration or renewal,

which, in any such case, the Security Agent may think expedient.

14.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

15.	MISCELLANEOUS

15.1	Covenant to pay

The Chargor must pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents provided that (without limiting the liability of the Chargor under any other Finance Document) the liability of the Chargor under this Clause 15.1 is limited to the enforcement proceeds recovered by the Finance Parties in respect of the Security Assets.

15.2	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, a Finance Party may open a new account with the Chargor.

(b)	If a Finance Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Finance Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Liability.

15.3	Time deposits

Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Chargor has with any Finance Party within the Security Period when:

(a)	this Security has become enforceable; and

(b)	no Secured Liability is due and payable,

that time deposit will automatically be renewed for any further maturity which that Finance Party considers appropriate.

15.4	Contractual recognition of bail-in

Notwithstanding any other term of this Deed or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with this Deed may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of this Deed to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

16.	RELEASE

(a)	At the end of the Security Period, the Finance Parties must, at the request and cost of the Chargor, take whatever action is necessary to release the Security Assets from this Security.

(b)	If any Security Asset is sold, transferred or disposed of as permitted under and in accordance with the Finance Documents, the Security Agent shall, at the cost of the Chargor, take whatever action is necessary to release that Security Asset from this Security.

(c)	For the purpose of any release of a Security Asset from this Security, the execution of a document evidencing such release by the Security Agent shall be a good and valid release of that Security Asset from this Security without the need for any of the other Finance Parties to be joined as a party thereto.

(d)	Any release in relation to the Chargor will be conditional upon no security or payment to the Security Agent by or on behalf of the Chargor and/or any other Obligor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and will in those circumstances be void.

17.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

18.	PARTIAL INVALIDITY

If, at any time, any term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

19.	AMENDMENTS AND WAIVERS

The Chargor agrees to any amendment or waiver allowed by clause 36 (Amendments and Waivers) of the Facility Agreement. This includes any amendment or waiver which would, but for this paragraph, require the consent of the Chargor if this Deed is to remain in full force and effect.

20.	CONFIDENTIALITY

Each Finance Party may disclose information in connection with this Deed in accordance with clause 37 (Disclosure of Information) of the Facility Agreement.

21.	CHANGES TO THE PARTIES

21.1	The Chargor

The Chargor must not assign any of its rights or transfer any of its rights or obligations under this Deed.

21.2	The Finance Parties

Any Finance Party may assign or otherwise dispose of all or any of its rights under this Deed in accordance with the provisions contained in the Facility Agreement.

22.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

23.	GOVERNING LAW

This Deed is governed by Hong Kong law.

24.	ENFORCEMENT

24.1	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed) (a Dispute).

(b)	The Parties agree that the Hong Kong courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 24.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, to the extent allowed by law:

(i)	no Finance Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and

(ii)	the Finance Parties may take concurrent proceedings in any number of jurisdictions.

24.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)	irrevocably appoint eHi Auto Services (Hong Kong) Holding Limited (一嗨汽車服務(香港) 控股有限公司) of Room 1903, 19/F Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong as its agent under this Deed for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as process agent under this Clause 24.2 (Service of process) is unable for any reason so to act, the Chargor must immediately (and in any event within 10 days of the event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another process agent for this purpose.

24.3	Waiver of immunity

The Chargor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

FORMS OF LETTER FOR ACCOUNT BANK

PART 1

NOTICE TO ACCOUNT BANK

[On the letterhead of the Chargor]

To:	[New Account Bank]

Copy:	DB Trustees (Hong Kong) Limited

[Date]

Dear Sirs,

Account Charge dated [●] 2016 between eHi Car Services Limited and DB Trustees (Hong Kong) Limited (the Account Charge)

This letter constitutes notice to you that under the Account Charge we (the Chargor) have charged in favour of DB Trustees (Hong Kong) Limited (the Security Agent) all our rights in respect of any amount standing to the credit of the account maintained by us with you (Account no. [●], sort code [●]) (the Security Account) and the debt represented by it (the Charged Debt) by way of (i) a first fixed charge, and (ii) (in respect of any Charged Debt not at any time effectively charged by way of fixed charge) a first floating charge over such Charged Debt.

We irrevocably instruct and authorise you to:

(a)	disclose to the Security Agent any information relating to the Security Account requested from you by the Security Agent;

(b)	comply with the terms of any written notice or instruction relating to the Security Account received by you from the Security Agent;

(c)	hold all sums standing to the credit of the Security Account to the order of the Security Agent;

(d)	pay or release any sum standing to the credit of the Security Account in accordance with the written instructions of the Security Agent; and

(e)	promptly notify the Security Agent if any person other than the Security Agent gives instruction to you concerning the Security Account.

We are not permitted to withdraw any amount from the Security Account without the prior written consent of the Security Agent.

We acknowledge that you may comply with the instructions in this letter without any further permission from us or enquiry by you.

The instructions in this letter may not be revoked or amended without the prior written consent of the Security Agent.

This letter is governed by Hong Kong law.

Please confirm your agreement to the above by sending the attached acknowledgement to the Security Agent at Level 52, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong with a copy to ourselves.

Yours faithfully,

.................................................

(Authorised Signatory)

EHI CAR SERVICES LIMITED

PART 2

ACKNOWLEDGEMENT OF ACCOUNT BANK

[On the letterhead of the Account Bank]

To:	DB Trustees (Hong Kong) Limited

Copy:	eHi Car Services Limited

[Date]

Dear Sirs,

Account Charge dated [●] 2016 between eHi Car Services Limited and DB Trustees (Hong Kong) Limited (the Account Charge)

We confirm receipt from eHi Car Services Limited (the Chargor) of a notice dated [●] of a charge upon the terms of the Account Charge over all the rights of the Chargor to any amount standing to the credit of its account with us (Account no. [●], sort code [●]) (the Security Account) and the debt represented by it.

We confirm that we:

(a)	accept the instructions contained in the notice and agree to comply with the notice;

(b)	have not received notice of the interest of any third party in the Security Account;

(c)	have neither claimed nor exercised, nor will claim or exercise, any security interest, set-off, counter- claim or other right in respect of the Security Account; and

(d)	will not permit any amount to be withdrawn from the Security Account without your prior written consent.

This letter is governed by Hong Kong law.

Yours faithfully,

.................................................

(Authorised signatory)

[New Account Bank]

SIGNATORIES

SIGNED, SEALED and DELIVERED	)
as a deed by /s/ Ray Ruiping Zhang	)
)
as duly authorised signatory acting for and on behalf of	) )
EHI CAR SERVICES LIMITED	)
)
in the presence of:

Witness signature: /s/ Jue Zhou
Witness name: Jue Zhou
Witness address: 12th Floor, Bldg 5, 388 Da-Du-He Road, Shanghai

Security Agent

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Wong Nga Yan Sara	/s/ Melissa Chow

Authorised Signatory	Authorised Signatory